                                                Filed pursuant to Rule 424(b)(3)
                                                                 File #333-53824

                FIRST PROSPECTUS SUPPLEMENT DATED APRIL 10, 2001

                                       TO

                         PROSPECTUS DATED MARCH 27, 2001

                                5,758,422 SHARES

                             NEWPARK RESOURCES, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

         This prospectus supplement supplements the prospectus dated March 27, 2001 of Newpark Resources, Inc. ("Newpark") relating to 5,758,422 shares of common stock, $.01 par value per share of Newpark, which consists of shares of our common stock issuable upon conversion of our Series C Convertible Preferred Stock and as dividends on the Series C Convertible Preferred Stock. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

         We have been informed that the selling stockholder, Fletcher International, Ltd., purchased all of our Series B Convertible Preferred Stock ("Series B Preferred Stock") and a warrant to purchase up to 1,900,000 shares of our common stock ("Warrant") from Fletcher International Limited, a company organized under the laws of the Cayman Islands, in a private transaction exempt from the registration requirements under the Securities Act of 1933.

         The table appearing on pages 19 and 20 in the prospectus under the caption "Selling Stockholder" is amended in the following manner:

                                   SHARES OF COMMON               SHARES OF        SHARES OF COMMON
                                      STOCK OWNED                COMMON STOCK         STOCK OWNED
NAME                           PRIOR TO THE OFFERING(1)          TO BE SOLD(2)     AFTER OFFERING(3)
----                           ------------------------          --------------    -----------------
Fletcher International, Ltd.           10,276,686                   4,143,534              0

----------

(1) Consists of 4,143,534 shares of our common stock issuable upon conversion of our Series C Convertible Preferred Stock and issued or issuable as dividends on the Series C Convertible Preferred Stock as of March 26, 2001. Also includes the following securities not being offered or sold under this prospectus: (a) 4,233,152 shares of our common stock issuable upon conversion of the Series B Preferred Stock and issued or issuable as dividends on the Series B Preferred Stock as of March 26, 2001 and (b) 1,900,000 shares of our common stock issuable upon exercise of the Warrant.

(2) The actual number of shares of our common stock offered by this prospectus and included in the Registration Statement of which this prospectus is a part includes, pursuant to Rule 416 under the Securities Act of 1933, an additional number of shares of our common stock which may be issuable with respect to the Series B Preferred Stock, the Series C Convertible Preferred Stock or upon exercise of the Warrant to prevent dilution resulting from stock splits, stock dividends or other similar transactions.

(3) Assumes sale of all common stock issuable (i) upon conversion of our Series B Preferred Stock, (ii) as dividends on our Series B Preferred Stock and (iii) upon exercise of the Warrant, in each case pursuant to a separate registration statement on Form S-3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

            The date of this Prospectus Supplement is April 10, 2001.


                                       2